Ex-99.1
                                                                   PRESS RELEASE
NEWPORT NEWS
SHIPBUILDING                                                        NEWS RELEASE


CONTACTS:        Investors                              Media
                 Dave Anderson                          Jerri Fuller Dickseski
                 (757) 380-7600                         (757) 380-2341


                   NNS AND SAIC TO FORM WORLDWIDE PARTNERSHIP
                          FOR U.S. NAVY FLEET SERVICES

> A new company, AMSEC LLC, with 1,500 employees and worldwide service from 20 locations to include every major U.S. Navy port.

> Contribution of resources from NNS and SAIC to deliver a broad range of low cost fleet technical services

> Commitment to grow the business partnership through further alliances and acquisitions.

     NEWPORT NEWS, Va., March 3, 1999--Newport News Shipbuilding (NNS) and Science Applications International Corporation (SAIC) today announced their formation of a worldwide business partnership in the form of a limited liability company (LLC) offering a range of competitively priced fleet services to the U.S. Navy. The new company will be named AMSEC LLC.

     The business partnership's headquarters will be in Virginia Beach, Va., providing worldwide service from 20 locations to include every major U.S. Navy port. The new company will become operational during the second quarter of this year and will initially employ approximately 1,500 current AMSEC and Newport News Shipbuilding employees with anticipated 1999 sales of $130 million. NNS will own 45 percent of the LLC and SAIC will own 55 percent.

     The partnership will combine all of the operations of SAIC's subsidiary, AMSEC, with NNS' life cycle engineering and logistics businesses. Newport News has also agreed to use AMSEC LLC to complement its engineering resources. The combination will create a low cost fleet services organization capable of providing logistics and life cycle services for aircraft carriers, submarines, surface combatants, amphibious and auxiliary ships around the world.

     "The partnership with SAIC is another big step forward in our strategy to significantly grow fleet services," said William P. Fricks, Chairman and Chief Executive Officer of Newport News Shipbuilding. "The combination represents the most technologically capable and low cost solution for the U.S. Navy's active fleet. These services are increasingly important given the Navy's budget constraints and its aging fleet," said Fricks. "Furthermore, with the financial resources of NNS and SAIC behind it, AMSEC LLC will pursue acquisitions to further expand its inventory of products and services for the Navy's active fleet," he added.

     This announcement follows Newport News' acquisition of San Diego-based Continental Maritime Industries in December 1997 and its recently announced plans to merge with Avondale Industries of New Orleans, La. The business partnership will add to and strengthen NNS' strategic presence on the East, West and Gulf Coasts of the United States.

     Dr. J. Robert Beyster, SAIC's Chairman and Chief Executive Officer, said, "At SAIC, we are greatly looking forward to working with Newport News Shipbuilding in this innovative business partnership. By combining NNS' Integrated Logistics Support (ILS) capability with AMSEC's total ship systems engineering and technical services, we have created the most cost effective, full service, platform life cycle support organization for the U.S. Navy."

     Carl Albero, founder and CEO of AMSEC will be President and CEO of the new company. He will also serve as Chairman of AMSEC LLC's Board of Directors. Through Albero's leadership, AMSEC has grown from a start-up company in 1981 to become a leader in technical services for the U.S. Navy fleet. "The new structure we have established with AMSEC LLC is a seamless transition for employees and customers with a broader product line and lower cost," said Albero.

     Newport News Shipbuilding (NYSE: NNS) designs and constructs nuclear powered aircraft carriers and submarines for the U.S. Navy and provides life cycle services for ships in the Navy fleet. The company employs 18,000 people and has annual revenues of approximately $1.8 billion. More information about Newport News Shipbuilding can be found on the Internet at (www.nns.com).

     SAIC is the nation's largest employee-owned high-technology company, providing information technology and systems integration products and services to government and commercial customers. SAIC scientists and engineers work to solve complex technical problems in telecommunications, national security, health care, transportation, energy and the environment. With estimated annual revenues in excess of $4 billion, SAIC and its subsidiaries, including Bellcore, have more than 35,000 employees at offices in more than 150 cities worldwide. More information about SAIC can be found at (www.saic.com) or by calling Jane Van Ryan at SAIC at (703) 734-4097.

                         NNS/SAIC Business Partnership
                                    Summary

Strategic Rationale:             Business partnership will grow fleet services
                                 business by broadening its offering of fleet technical services at a lower cost and providing worldwide service from 20 locations.

1999 Revenues:                   $130 million (1998 revenues=$110 million)

Company Name:                    AMSEC LLC

Headquarters:                    Virginia Beach, VA

Locations:                       Worldwide service from 20 locations to include:

                                 o  Virginia: Virginia Beach, Newport News,
                                    Norfolk, McLean, Arlington and Dahlgren
                                 o  California: San Diego, Oxnard and Walnut
                                    Hill
                                 o  Washington: Bremerton, Everett and Keyport
                                 o  Hawaii: Pearl Harbor, Oahu and Kauai
                                 o  Florida: Mayport
                                 o  South Carolina: Charleston
                                 o  Alabama: Mobile and Huntsville

Employees:                       1,500 (AMSEC=1,200 and NNS=300)

Structure:                       Limited Liability Company (LLC)

Ownership:                       NNS=45%, SAIC=55%

Management:                      Carl Albero, founder, CEO and Chairman of
                                 AMSEC will become Chairman and CEO of the new company. AMSEC and former NNS managers will comprise the management team.

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